UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 17, 2021

Farmers & Merchants Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Ohio	001-38084	34-1469491
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

307 North Defiance Street, Archbold, Ohio	43502
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, including Area Code (419) 446-2501

N/A

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of Each Exchange
Common Stock, No Par Value	FMAO	NASDAQ Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17-CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 17, 2021, Farmers & Merchants State Bank (the “Bank”), the wholly-owned subsidiary of Farmers & Merchants Bancorp, Inc. (“F&M”), entered into a new employment agreement (the “Employment Agreement”) with Lars B. Eller, under which Mr. Eller will continue to serve as the President and Chief Executive Officer of the Bank and F&M.  F&M has guaranteed the Bank’s performance under the terms of the Employment Agreement.  The Employment Agreement becomes effective as of September 1, 2021, after the expiration of Mr. Eller’s current employment agreement on August 31, 2021, which employment agreement was entered into on September 13, 2018.  The new Employment Agreement is substantially similar to the prior employment agreement.

The Employment Agreement is for a three-year term ending on August 31, 2024.  Pursuant to the Employment Agreement, Mr. Eller will receive a base pay of $389,480, subject to upward adjustment, and will be entitled to participate in the Bank’s employee benefit plans and programs generally available to similarly situated employees.  Mr. Eller will participate in the Bank’s Annual Cash Incentive Plan, 401(k) Plan, and will receive grants of restricted stock with a target range of 4,000 restricted shares.  The Employment Agreement also provides for four weeks of vacation, a monthly car allowance, life insurance and reimbursement for appropriate business expenses.

The Employment Agreement provides for termination upon the expiration of the term noted above, death, by the Bank for “cause” (as defined in the Employment Agreement), disability, or in connection with a “change in control” (as defined in the Employment Agreement).

In the event of a change in control, Mr. Eller would be entitled to receive an amount equal to two times the sum of (i) his then annual base pay and (ii) the average amount paid as a cash bonus and other incentive compensation for the three-year period ending with the date of the change in control.  In addition, he would be entitled to continuing coverage under the Bank’s health, disability, dental and life insurance at the same levels provided him prior to the change in control, for a period of 12 months after the change in control.  The payments to be made to Mr. Eller are subject to reduction if required to avoid an excise tax under Internal Revenue Code Sections 280G or 4999 or if required by bank regulatory agencies and applicable regulations.

The Employment Agreement provides that Mr. Eller is subject to covenants not to compete and not to solicit during the term of the Employment Agreement and for one year after termination of his employment with the Bank.  During the term of the Employment Agreement, the restrictions apply without geographic limit.  After termination of Mr. Eller’s employment with the Bank, the covenants not to compete and not to solicit would apply to counties where the Bank has offices and contiguous counties.

A copy of the Employment Agreement is attached hereto as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description of Exhibit

10.1	Employment Agreement between Farmers & Merchants State Bank and Lars B. Eller dated as of September 1, 2021.

104	The Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto authorized.

FARMERS & MERCHANTS BANCORP, INC.
(Registrant)

Dated: August 18, 2021	/s/ Lars B. Eller
Lars B. Eller
President and Chief Executive Officer

/s/ Barbara J. Britenriker
Barbara J. Britenriker
Executive Vice President and Chief Financial Officer

FORWARD-LOOKING STATEMENTS

Farmers & Merchants Bancorp, Inc. (the Company) wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995.  Statements by the Company, including management’s expectations and comments, may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21B of the Securities Act of 1934, as amended.  Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which the Company and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions. The Company assumes no responsibility to update this information. For more details, please refer to the Company’s SEC filings, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q.